U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth St. N.W.
Washington  DC  20549


Re:  EconoShare, Inc.
      -  Form  SB-2  Registration  Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement - dated September 1, 2006 of the following:

1. Our report to the Board of Directors of EconoShare, Inc. Dated September 1, 2006 for the annual report for the period ending June 30, 2006 and the related statements of operations, stockholders' equity and cash flows for the period since inception in August 2005, until June 30, 2006.

2. In addition, we also consent to the reference to our firm as experts in accounting and auditing included in this Registration Statement.


Yours truly,

September 20,  2006
 /s/ N. Blumenfrucht CPA PC